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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

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         | |      Soliciting Material Pursuant to Rule 14a-12

                             Post Properties, Inc.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                            [Post Properties Logo]

For Immediate Release

Contact:      Judith Wilkinson/Nina Covalesky                    PRESS RELEASE
              Joele Frank, Wilkinson Brimmer Katcher
              (212) 355-4449


            Post Properties Comments on John Williams' Proxy Fight

ATLANTA, April 16, 2003 - Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today issued a statement regarding its position on the preliminary proxy statement filed by John Williams, Post's founder, former chairman and former CEO, in which he states his intention to solicit proxies in an effort to gain control of Post's Board of Directors. Mr. Williams holds (and is eligible to vote) approximately 2.3% of Post's common stock. The Company stated:

         o Mr. Williams' recent legacy at Post is one of overly rapid geographic expansion into unfamiliar markets, substantial cost overruns and missed schedules on new developments with lease-up rates below projections, and a series of quarterly earnings disappointments beginning with Post's October 2, 2000 pre-announcement and continuing through 2001. Post's total shareholder returns underperformed the multifamily peer group (as identified by Mr. Williams) for the five-year period prior to his resignation as CEO.

         o Under David Stockert's leadership, the current management is proactively working to address the challenges created during Mr. Williams' tenure as CEO and is committed to delivering improved operating performance and future growth.
                  - Since last July, Post's property management team, with over 100 years of combined multifamily experience, has improved its relative same-property operating performance in Atlanta and Dallas, its two largest markets.
                  - The Company continues to reduce overhead and property operating costs.
                  - The Company is committed to continuing to build the Post brand by ensuring the quality of its properties. In Post's most recent independently conducted resident survey, the Company received the highest overall rating for resident satisfaction that it has received in the last two years.
                  - The Company continues to selectively sell assets in a highly competitive auction format in order to dispose of non-strategic properties, exit certain single-asset markets and strengthen the balance sheet.

                                    -more-

                                      -2-

         o Mr. Williams' departure as CEO and Chairman was directly correlated to his failure to plan for the future and his reluctance to relinquish authority. Now, through his proxy contest, he is trying to undermine his appointed successor in order to regain control of Post. If Mr. Williams succeeds it is unlikely that the Company would be able to attract qualified management in the future.

         o As a major unitholder, Mr. Williams faces tax considerations that are not shared by holders of common stock. For example, upon the sale of certain properties, unitholders like Mr. Williams could incur substantial tax liabilities without receiving corresponding cash distributions. Unitholders could also face unfavorable tax consequences in the case of the sale of the Company. These tax considerations result in a potential misalignment of interest between unitholders and the holders of Post common stock.

         o Mr. Williams appears unable to distinguish between his own needs and those of the Company and its shareholders. In this regard, the Company recently received a third-party preliminary acquisition inquiry - at only a slight premium - which stated that it could accommodate the unitholders with special tax-deferred arrangements. The Board, other than Mr. Williams, decided that this inquiry did not warrant further pursuit. It was not surprising that Mr. Williams, the Company's largest unitholder, was the only board member with an interest in pursuing the inquiry.

         o This proxy contest is about the long-term future of Post Properties. The current Board and management strongly believe that Post must be run like any other public company
                  - for the benefit of all shareholders - and are committed to doing just that.

Robert C. Goddard III, Chairman of the Board of Directors of Post Properties, said, "Members of this Board have longstanding personal and professional relationships with John Williams and several have served with him on Post's Board for many years. Notwithstanding Mr. Williams' many contributions to Post over the years, the Board has been dismayed by his failure to constructively support a transition to new leadership and his persistent efforts to undermine current management. Under Dave Stockert's leadership, the Board is confident that Post is now moving in the right direction. If Mr. Williams intends to solicit proxies, we are happy to put management's track record and plan up against his and let the shareholders decide. We look forward to moving beyond the distraction of Mr. Williams' proxy contest, and to delivering on Post's potential and enhancing value for all Post shareholders."

The Company also announced today that in connection with the proxy fight, it has retained Merrill Lynch & Co. as its financial advisor, Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor and Innisfree M&A Incorporated as its proxy solicitor.

                                    -more-

                                      -3-

The Company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the Company's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the Company's Proxy Statement filed with the Securities and Exchange Commission on April 4, 2003. Shareholders are advised to read the Company's Proxy Statement and other relevant documents when they become available, because they will contain important information. Shareholders may obtain, free of charge, copies of the Company's Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2003 Annual Meeting of Shareholders at the SEC's website at (http://www.sec.gov/) or by contacting Innisfree M&A Incorporated toll-free at 1-888-750-5834.

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important risk factors regarding the Company are included under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

Post Properties, Inc., a leading developer and operator of upscale apartment communities in the United States, pioneered building and branding resort-style garden apartments for more than 30 years. Post now also focuses on the creation of high-quality, high-density, live-work-walk neighborhoods in infill locations in major urban markets. The Company has been recognized locally, nationally and internationally for building better neighborhoods and the preservation of historic buildings. Operating as a self-administered and self-managed equity real estate investment trust (REIT), the Company's primary business consists of developing and managing Post(R) brand-name apartment communities.

Nationwide, Post Properties owns approximately 30,080 apartment homes in 80 communities, including 1,256 units currently under development.

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